Exhibit 99.1

May 14, 2009	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK to Hold 2009 Annual Meeting of Shareholders

    TULSA, Okla. – May 14, 2009 - ONEOK, Inc. (NYSE:OKE) will hold its annual meeting of shareholders on May 21, 2009, at 10 a.m. Central Daylight Time. The meeting will also be audio webcast on ONEOK’s Web site, www.oneok.com.

    What:    ONEOK, Inc. 2009 Annual Meeting of Shareholders

    When:         10 a.m. CDT, May 21, 2009

    Where:        Company headquarters, 100 West 5th Street, Tulsa, Okla.

    How:      Log on to the Web at www.oneok.com

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.
OKE-FV

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